DIOMED HOLDINGS, INC.

                           ---------------------------

                         CERTIFICATE OF DESIGNATIONS OF
                      CLASS A CONVERTIBLE PREFERRED STOCK,
                           PAR VALUE $0.001 PER SHARE

                           ---------------------------

           Pursuant to Section 78.1955 of the Nevada Revised Statutes

                           ---------------------------


IT IS HEREBY CERTIFIED that:

       1. The name of the company (hereinafter called the "CORPORATION") is Diomed Holdings, Inc., a corporation organized and now existing under the Nevada Revised Statutes.

       2. The Articles of Incorporation of the Corporation (the "ARTICLES OF INCORPORATION") authorizes the issuance of Five Million (5,000,000) shares of preferred stock, par value $0.001 per share (the "PREFERRED STOCK"), and expressly vests in the Board of Directors of the Corporation the authority to issue any or all of said shares by resolution or resolutions and to establish the designation and number of shares to be issued.

       3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, and pursuant to the provisions of Section
78.1955 of the Nevada Revised Statutes, has adopted the resolution set forth below to create a series of Preferred Stock. Pursuant to Section 78.1955, the approval of the Corporation's shareholders was not required.

       RESOLVED, THAT Four Million Three Hundred Thousand (4,300,000) shares of the Five Million (5,000,000) shares of Preferred Stock of the Corporation which are authorized shares as of the date of this certificate shall hereby be designated Class A Convertible Preferred Stock, par value $0.001 per share (the "CERTIFICATE"), and shall possess the rights and preferences set forth below:

       1. DIVIDENDS. The holders of the Corporation's common stock shall be entitled, when and if declared by the board of directors of the corporation (the "BOARD OF DIRECTORS"), to cash dividends and distributions out of funds of the corporation legally available for that purpose (collectively, "DISTRIBUTIONS") PRO RATA and PARI PASSU with the holders of the Corporation's common stock, par value $0.001 per share (the "COMMON STOCK") such that, until the
Recapitalization occurs, the Distributions payable on each issued and outstanding share of the Preferred Stock are four times the amount paid on each issued and outstanding share of the Common Stock, and all Distributions shall be declared, paid and set aside ratably on the foregoing basis among the holders of the Preferred Stock and the holders of the Common Stock in proportion to the issued and outstanding shares of the Preferred Stock and the Common Stock held by them.


2.       VOTING.
         ------

       (a) The holders of the Preferred Stock shall each be entitled to vote the number of votes equal to the number of shares of the Common Stock into which such shares are to be converted pursuant to this Section 4 of this Certificate. Except as expressly set forth in this Section 2 of this Certificate, any matter as to which the holders of Common Stock are entitled to vote shall require the affirmative vote of the holders of a majority of the issued and outstanding shares of Preferred Stock, voting as one class.

       (b) The affirmative vote of the holders of a majority of the issued and outstanding shares of the Preferred Stock voting as a separate class, shall be required to change the powers, preferences or special rights of the shares of the Preferred Stock in relation to the shares of the Common Stock.


3.       LIQUIDATION.
         -----------

       (a) Upon the occurrence of a Liquidating Event (as defined below in Section 3(c) of this Certificate), whether voluntary or involuntary, the holders of the Preferred Stock and the Common Stock of all classes shall be entitled to receive, PRO RATA and PARI PASSU out of the assets of the Corporation available for distribution to its stockholders or from the net proceeds from a sale, lease, exchange or other disposition of the assets of the Corporation (in any such case, the "PROCEEDS"), as applicable, as follows: the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock and the Common Stock such that, until the Recapitalization occurs, that the Proceeds distributed on account of each issued and outstanding share of the Preferred Stock shall be four times the amount distributed on account of each issued and outstanding share of the Common Stock in proportion to the issued and outstanding shares of the Preferred Stock and the Common Stock held by them.

       (b) VALUATION. If any asset distributed to holders of the Corporation's common stock upon the occurrence of any Liquidating Event consists of property other than cash or securities, the value of such distribution shall be deemed to be the fair market value thereof at the time of such distribution, as determined in good faith by the Board of Directors. Any securities to be delivered pursuant to this Section 3 shall be valued as follows:


              (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by Section 3(b)(ii) of this Certificate shall be valued by the Board of Directors at the Market Price (as defined below in Section 3(d) of this Certificate); and

              (ii) Securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be valued by the Board of Directors at an appropriate discount from the Market Price, as reasonably determined by the Board of Directors in good faith, to reflect the adjusted fair market value thereof.


       (c) LIQUIDATING EVENT. Any of the following shall be considered a "LIQUIDATING EVENT" and shall entitle the holders of the Preferred Stock and the Common Stock to receive promptly after the Corporation's realization thereof, in cash, securities or other property, those amounts specified in Section 3(a) of this Certificate and valued as provided in Section 3(b) of this Certificate:

              (i) any liquidation, dissolution or winding up of the Corporation; or

              (ii) any sale, lease, exchange or other disposition of all or substantially all the Corporation's assets.

       (d) As used herein, "MARKET PRICE" of any security means the average of the closing prices of such security's sales on the principal securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor origination, in each such case averaged over a period of five days consisting of the day prior to the day as of which Market Price is being determined and the four consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Market Price shall be the fair value thereof determined in good faith by the Board of Directors.


       4. CONVERSION OF SHARES OF THE PREFERRED STOCK. Shares of the Preferred Stock shall automatically convert into shares of the Common Stock on the basis set forth in, and subject to the limitations of, this Section 4 of this
Certificate:


       (a)    CONVERSION RATIO.

              (i)  Subject  to and in  compliance  with the  provisions  of this
       Section 4, each one (1) share of the Preferred Stock (or any fraction thereof) shall be converted into four (4) fully paid and nonassessable shares (calculated as to each conversion to the nearest one-thousandth of a share) of the Common Stock. The ratio of 1:4, as adjusted pursuant to the Section 4(a)(ii) of this Certificate, is referred to as the "PREFERRED CONVERSION RATIO."

              (ii) SUBDIVISION OR COMBINATION OF THE COMMON STOCK. If the Corporation at any time or from time to time shall declare or pay any dividend on the shares of the Common Stock payable in shares of the Common Stock or in any right to acquire shares of the Common Stock, or shall effect a subdivision of the outstanding shares of the Common Stock into a greater number of shares of the shares of any class of the Common Stock (by stock split, reclassification or otherwise), or if the outstanding shares of the Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of the Common Stock, then the Preferred Conversion Ratio in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate, such that each share of the Preferred Stock is converted into those shares of the Common Stock that represent the economic equivalent of the shares of the Common Stock into which each share of the Preferred Stock was convertible immediately prior to such dividend, subdivision, combination or reclassification.


              (b) AUTOMATIC CONVERSION. All of the outstanding shares of the Preferred Stock shall automatically convert into shares of the Common Stock in accordance with the following Sections 4(c) through 4(n) of this Certificate.

              (c) SHARES ISSUED IN MERGER. If and to the extent that shares of the Preferred Stock are held by the Initial Holder to whom such shares were issued as part of the Merger Consideration Shares, such shares of the Preferred Stock shall convert into shares of the Common Stock at the following rate:

                     (i) on the date which is the last day of the  second  Month
              (the "BENCHMARK MONTH") after the Registration Effectiveness Date, 5% of the shares of the Preferred Stock issued to the Initial Holder as his portion of the Merger Consideration Shares shall automatically, and without any action on the part of such Initial Holder, convert into the Conversion Share Amount for such shares of the Preferred Stock;

                     (ii) subject to the following clause (iii), on the last day of each Month after the Benchmark Month until the twenty-third Month after the Effective Time Month, an additional 5% of the shares of the Preferred Stock issued to the Initial Holder as his portion of the Merger Consideration Shares shall automatically and without any action on the part of such Initial Holder, convert into the Conversion Share Amount of the Preferred Stock; and

                     (iii) in all events, and whether or not the SEC has declared the Resale Registration Statement effective, on the last day of the Month that is the twenty-fourth Month after the Effective Time Month, the balance of the Preferred Stock not theretofore converted into shares of the Common Stock shall automatically and without any action on the part of the holder thereof be converted into the Conversion Share Amount of the shares of the Preferred Stock so held at such date.

The provisions of this Section 4(c) shall also apply to shares of the Preferred Stock distributed to any holder as the Penalty Amount; PROVIDED, that if any of the Conversion Dates have occurred prior to the distribution of the Penalty Amount, then the shares of the Penalty Amount distributed to each such holder shall convert into shares of the Common Stock as if the shares of the Penalty Amount had been distributed to such holder as of the Effective Time and such holder had continuously held such shares through the actual date of distribution to such holder.

       (d) SHARES HELD BY TRANSFEREES OF INITIAL HOLDERS. No Transferee Holder shall have any greater right as to the conversion of the shares of Preferred Stock that he holds than the Transferor Holder would have had if the Transferor Holder had not transferred such shares. The rate and amount at which any shares of the Preferred Stock at the time held by a Transferee Holder convert into shares of the Common Stock shall be determined as follows:

              (i) for all purposes of all computations under this Section 4(d) of this Certificate, on each Conversion Date all shares of the Preferred Stock held by Transferor Holder and all Related Transferee Holders shall be aggregated and the Conversion Share Amount determined in accordance therewith shall be allocated among the Transferor Holder and the Related Transferee Holders in proportion to the number of the Preferred Stock held by the Transferor Holder and all of the Related Transferee Holders as of the date of determination before giving effect to such conversion. To the extent so permitted by the foregoing, on each Conversion Date the shares of the Preferred Stock held by a Transferee Holder shall automatically and without any action on the part of such Transferee Holder convert into the Conversion Share Amount of such shares of the Preferred Stock;

              (ii) on the last day of the Month that is the twenty-fourth Month after the Effective Time Month, the balance of the Preferred Stock not theretofore converted into shares of the Common Stock shall automatically and without any action on the part of the holder thereof be converted into the Conversion Share Amount of the shares of the Preferred Stock held by such Transferee Holder at such date; and

              (iii) to facilitate  the  foregoing  provisions,  the  Corporation shall not be obligated to record any transfer of shares of the Preferred Stock on its books and records unless the Transferor Holder (and any Transferee Holder that intends to transfer shares of the Preferred Stock) shall have first provided the Corporation with information that identifies any Transferee Holder to whom the shares are to be transferred, the mailing address of each such Transferee Holder and the number of shares of the Preferred Stock to be transferred to each such Transferee Holder. The Corporation shall maintain records as to Transferor Holders and Related Transferee Holders.

       (e) SHARES ISSUED UPON EXERCISE OF OPTIONS OR WARRANTS. If and to the extent that shares of the Preferred Stock are held by a person who has obtained such shares upon the exercise of stock options or common stock purchase warrants that became the obligations of the Corporation as part of the Merger, such shares of the Preferred Stock shall convert into shares of the Common Stock at the same rate and in the same amounts as conversion would have occurred had such shares of the Preferred Stock been issued to such person as part of the Merger Consideration Shares. If any options or warrants, as the case may be, are exercised on a date which is after the Conversion Date referred to in clause (i) of Section 4(c) of this Certificate, then on the last day of the Month in which such exercise occurs shares of the Preferred Stock issued on the exercise thereof shall automatically and without any action on the part of such person convert into that Conversion Share Amount which is the sum of all Conversion Share Amounts into which such shares of the Preferred Stock would have been converted had they initially been acquired as part of the Merger Consideration Shares.


       (f) POSTPONEMENT OF CONVERSION. If at any time or times prior to the end of the twelfth month after the Effective Time Month, the Board of Directors shall determine that the Corporation shall offer shares of the Common Stock (or any security convertible into shares of the Common Stock or any security upon the exercise of which shares of the Common Stock may be acquired) to the public or otherwise for purposes of raising funds or acquiring other entities, the Corporation may direct by written notice to all holders of the Preferred Stock that further conversion of those shares of the Preferred Stock that have not as of such date converted into shares of the Common Stock be postponed for a period of time determined in good faith by the Board of Directors; PROVIDED, that this provision shall in no event postpone any permitted date for conversion beyond the last day of the twenty-fourth Month after the Effective Time Month. At the expiration of the period determined by the Board of Directors, conversion of the shares of the Preferred Stock shall resume at the rate and in the amounts to be set by the Board of Directors in its sole discretion, which rate and which amounts shall not, however, exceed two times the rates and amounts respectively set forth in clauses (i), (ii) and (iii) of Section 4(c) of this Certificate, without any additional accumulation to account for conversion that would have occurred but for the operation of this Section 4(f).


       (g) SUBSTITUTION OF PROVISIONS GOVERNING CONVERTIBILITY. If at any time or time prior to the end of the twenty-fourth month after the Effective Time Month, the Board of Directors shall enter into a definitive agreement providing for a business combination with a party whose equity securities are registered under the Exchange Act or otherwise are publicly traded and is not an Affiliate of the Corporation, the Board of Directors may determine that upon the consummation of such business combination the provisions of this Section 4 of this Certificate that determine the rate and amounts at which shares of the Preferred Stock convert into shares of the Common Stock shall terminate and shall be replaced by other provisions governing the rate and amounts at which shares of the Preferred Stock (or shares into which such shares are convertible or exchangeable) convert into shares of the Common Stock (or shares into which such shares are convertible or exchangeable) as long as:


              (i) the Board of Directors and the Corporation's stockholders approve the business combination;

              (ii) the new provisions apply equally to all shares of the Preferred Stock at the time outstanding; and

              (iii) the new provisions are in substance not less favorable to the holders of the Preferred Stock than the existing provisions governing the rate and amount at which shares of the Preferred Stock convert.

       (h) DISCRETIONARY TERMINATION OF RESTRICTIONS ON CONVERSION. Notwithstanding the provisions of Section 4(c) of this Certificate, at any time after the later of (i) the end of the third Month after the Registration Effectiveness Date and (ii) the end of the twelfth month after the Effective Time Month, the Board of Directors may in its sole discretion accelerate the rate or increase the amounts at which shares of the Preferred Stock convert into shares of the Common Stock; PROVIDED, that such acceleration shall apply equally to all shares of the Preferred Stock then outstanding. Without limiting the foregoing, the Board of Directors may provide that acceleration of rate and/or amount will occur if the Corporation meets performance objective designated by the Board of Directors.


       (i) DETERMINATIONS BY THE CORPORATION. In determining Conversion Share Amounts, the determination of the Corporation shall be final, absent manifest error. All Conversion Share Amounts shall be rounded to the nearest one-thousandth of a share.

       (j) CONVERSION PROCEDURE.

              (i) Each conversion of shares of the Preferred Stock shall be deemed to have been effected as of the close of business on the date on which such shares of the Preferred Stock are converted pursuant to the terms of Section 4 of this Certificate. At the time any such conversion has occurred, the rights of the holder of the shares converted as a holder of shares of the Preferred Stock shall cease, and the person or persons such shares of the Preferred Stock shall become the holder or holders of record of the shares of the Common Stock into which such shares of the Preferred Stock were converted.

              (ii) Subject to the provisions of Section 5 of this Certificate, each holder of the Preferred Stock that holds certificated shares of the Preferred Stock may at its option at any time deposit with the Corporation or the Corporation's transfer agent one or more certificates representing shares of the Preferred Stock with irrevocable written instructions to such transfer agent (with signature medallion guaranteed) to issue to such holder on each and every date on which conversion occurs pursuant to clauses (i), (ii) and (iii) of Section 3(d) of this
       Certificate share certificates respectively representing the corresponding Conversion Share Amounts and deliver such certificates to such depositing holder at its address on the Corporation's books and records. In addition, any holder of the Preferred Stock who has not elected to so deposit its shares of the Preferred Stock with the Corporation's transfer agent may at any time and from time to time deliver to the Corporation or its transfer agent one or more certificates representing shares of the Preferred Stock with irrevocable written instructions (with signature medallion guaranteed) to issue to such holder share certificates reflecting any conversions to shares of the Common Stock that have theretofore occurred, if in either such case, within 10 business days after conversion of shares of the Preferred Stock has occurred, if a properly executed deposit request has been made, or within 10 business days after the Corporation or its transfer agent has received a properly signed conversion request, the Corporation shall deliver to the converting holder:


                     (A) a certificate or certificates  representing  the number of shares of the Common Stock issuable by reason of such conversion consistent with Section 4 of this Certificate; and

                     (B) if a holder has  requested  conversion,  a  certificate representing any shares of the Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which have not converted.


              (iii) The issuance of certificates for shares of the Common Stock upon conversion of shares of the Preferred Stock pursuant to the foregoing clause (ii) shall be made without charge to the holders of such shares of the Preferred Stock for any issuance tax in respect thereof (so long as such certificates are issued in the name of the record holder of such shares of the Preferred Stock) or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of the Common Stock. Upon conversion of each share of the Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the shares of the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes (other than any taxes relating to any dividends paid with respect thereto), liens, charges and encumbrances with respect to the issuance thereof.

              (iv) The Corporation shall not close its books against the transfer of Common Stock of any class issued or issuable upon conversion of shares of the Preferred Stock in any manner which interferes with the timely conversion of Stock. The Corporation shall assist and cooperate with any holder of such shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of such shares hereunder (including, without limitation, making any filings required to be made by the Corporation). Shares of the Preferred Stock that have been converted shall be cancelled and shall not be held in treasury or otherwise be available for reissuance.

       (k) EXTRAORDINARY EVENT. Prior to the consummation of any Extraordinary Event, subject to the provisions of Section 4(g) of this Certificate, the Corporation shall make appropriate provisions to ensure that each of the holders of the shares of the Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore receivable upon the conversion of such holder's Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Extraordinary Event if such holder had converted its shares of Preferred Stock immediately prior to such Extraordinary Event. In each such case, subject to the provisions of Section 4(g) of this Certificate, the Corporation shall also make appropriate provisions to ensure that the provisions of this Section 4 shall thereafter be applicable to the shares of the Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Preferred Conversion Ratio reflecting the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of the Common Stock acquirable and receivable upon conversion of shares of the Preferred Stock). Subject to the provisions of Section 4(g) of this Certificate, the Corporation shall not effect any Extraordinary Event, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing such assets assumes in writing the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. As used herein, "EXTRAORDINARY EVENT" means the occurrence or consummation of a transaction or series of related transactions resulting in: (i) a merger, consolidation, sale or reorganization in which the Corporation or any of its subsidiaries is not the surviving corporation; or (ii) a sale, lease or exchange, directly or indirectly, of all or substantially all of the property and assets of the Corporation, whether or not in the ordinary course of business.

       (l) NO IMPAIRMENT. Except as expressly provided in Section 4(g) of this Certificate, the Corporation will not, by amendment of this Certificate or
through  any  reorganization,   transfer  of  assets,   consolidation,   merger,
dissolution, issue or sale of securities or any other voluntary action (other than actions taken in good faith), avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in carrying out all the provisions of this
Section 4 and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the shares of the Preferred Stock against impairment.

       (m) RESERVATION OF COMMON STOCK. The Corporation shall, at all times when shares of the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of shares of the Preferred Stock, such number of its duly authorized shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. Before taking any action which would cause the effective purchase price for the shares of the Preferred Stock to be less than the par value of the shares of the Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Common Stock at such effective purchase price.

       (n) DEFINITIONS. As used in this Certificate, the following terms shall have the following definitions:

       "AFFILIATE" has the meaning given to "affiliate of an issuer" under Rule 144.

       "AGREEMENT AND PLAN OF MERGER" means the Agreement and Plan of Merger, dated as of January 29, 2002, by and among this Corporation, Diomed Acquisition Corp. and Diomed Inc.

       "CONVERSION  DATES" means the dates  referred to in clauses (i), (ii) and
(iii) of Section 4(c) of this Certificate on which conversion of the shares of Preferred Stock occurs.

       "CONVERSION SHARE AMOUNT" means the number of shares of the Common Stock equal to the product of the (i) Preferred Conversion Ratio at the time in effect and (ii) the number of shares of the Preferred Stock as to which conversion is occurring. For the avoidance of doubt, if the Preferred Conversion Ratio is 1:4 and the number of shares of the Preferred Stock as to which conversion is occurring is 300, the Conversion Share Amount is 1,200 shares of the Common Stock.

       "EFFECTIVE TIME" has the meaning given it in the Agreement and Plan of Merger.

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


                  "EFFECTIVE TIME MONTH" means the Month and year in which the Effective Time occurred.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "INITIAL HOLDER" means any former stockholder of Diomed, Inc. to whom the Corporation issued shares of the Preferred Stock upon the Merger.

                  "MERGER" has the meaning giving it in the Agreement and Plan of Merger.

                  "MERGER CONSIDERATION SHARES" has the meaning given it in the Agreement and Plan of Merger.

                  "MONTH" means any full calendar month.

                  "PENALTY AMOUNT" has the meaning given it in the Agreement and Plan of Merger.

                  "RECAPITALIZATION" means the change intended to occur to the Preferred Stock pursuant to Section 7 of this Certificate.

                  "RELATED TRANSFEREE HOLDERS" means all Transferee Holders to whom a given Transferor Holder has transferred shares of the Preferred Stock, directly or indirectly, in one or more transactions.

                  "REGISTRATION EFFECTIVENESS DATE" means the date on which the SEC first declares the Resale Registration Statement effective.

                  "RESALE REGISTRATION STATEMENT" has the meaning given it in the Agreement and Plan of Merger.

                  "RULE 144" means Rule 144 promulgated under the Securities Act, as amended from time to time.

                  "SEC" means the U.S. Securities and Exchange Commission.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

                  "TRANSFEREE HOLDER" means any person who is the direct or indirect transferee (whether for value or otherwise) of shares of the Preferred Stock.

                  "TRANSFEROR HOLDER" means an Initial Holder who transferred all or part of the shares of the Preferred Stock issued to him.


       5. UNCERTIFICATED SHARES. The shares of the Preferred Stock shall be uncertificated shares; PROVIDED, that in accordance with Section 235 of the NGCL every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of, the

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

Corporation representing the number of shares owned of record by such holder in certificate form.


       6. NEGATIVE COVENANTS. Until the Recapitalization occurs and for so long as Two Hundred Fifty Thousand (250,000) shares of the Preferred Stock remain issued and outstanding (appropriately adjusted to take account of any stock split, stock dividend, combination of shares, or the like), the Corporation shall not, except in connection with the Recapitalization, without first having obtained the affirmative vote or written consent of the holders of at least 66 2/3% of the shares of the Preferred Stock at the time issued and outstanding to:


       (a) create, authorize or issue any other class or series of capital stock of the Corporation senior to or on parity with the Preferred Stock in any respect, or increase the number of authorized shares of any such class or series of capital stock, or increase the authorized number of shares of the Preferred Stock;

       (b) create, authorize or issue any bonds, notes or other securities convertible into, exchangeable for, or evidencing the right to purchase shares of any class or series of capital stock of the Corporation senior to or on parity with the Preferred Stock in any respect;

       (c) pay a dividend on or repurchase any shares of capital stock of the Corporation, other than as necessary to satisfy the terms of the Series A Preferred Stock, or repurchases of shares of Common Stock issued pursuant to stock purchase or stock option plans or subject to stock repurchase agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment;

       (d) merge with or into or consolidate with any other corporation, or sell, lease, or otherwise dispose of all or substantially all of its properties or assets, or voluntarily liquidate, dissolve or wind up;

       (e) amend or repeal the Articles of Incorporation or By-laws in any manner that adversely affects the rights of the holders of the Preferred Stock

       (f) reclassify any securities of the Corporation that are junior to the Preferred Stock into securities that are senior to or on parity with the Preferred Stock in any respect;

       (g) incur any debt in excess of $1,000,000 secured by assets of the Corporation or its subsidiaries other than debt to a commercial bank or other lending institution which is secured solely by accounts receivable and/or inventory; or

       (h) substantially alter the nature of the business of the Corporation from that carried on as of the date of initial original issue of shares of the Preferred Stock.


       7. RECAPITALIZATION. Within 60 days after the initial adoption of this Certificate, the Corporation will use its best efforts to effect a migratory merger with and into,


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

and thereby become, a corporation formed under the laws of the State of Delaware ("Delco"). The certificate of incorporation and by-laws of Delco, and Delco's certificate of designation of the Preferred Stock (the "Delco Certificate") shall be substantially identical to the articles of incorporation and by-laws of Parent, except that (a) the certificate of incorporation of Delco shall provide for cumulative voting of its shares of all classes by its stockholders for the election of directors and (b) each holder of the Preferred Stock will receive four shares of Delco's preferred stock issued under the Delco Certificate and the Delco Certificate shall provide that (i) each share of the Preferred Stock shall convert into one share of Delco's common stock, (ii) the holders of the Preferred Stock shall each have that number of votes as shall equal the number of shares of the Common Stock into which each share of the Class A Convertible Preferred shall be convertible, (iii) in the case of Distributions, each share of the Preferred Stock shall be entitled to receive Distributions equal to the Distributions entitled to be received by each share of the Common Stock and (iv) in the case of Proceeds, each share of the Preferred Stock shall be entitled to receive Proceeds equal to the Proceeds entitled to be received on each share of the Common Stock.

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as the act and deed of the corporation referenced above.





                                             -----------------------------
                                             Name: Gerald A. Mulhall
                                             Title: President

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